Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Intercontinental Exchange, Inc. for the registration of the offer to exchange its outstanding 3.625% Senior Notes due 2028 and to the incorporation by reference therein of our report dated March 25, 2024, with respect to the consolidated financial statements of Bakkt Holdings, Inc. included in Intercontinental Exchange, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 2, 2024